Exhibit (h)(4)

ADDENDUM TO THE

SUB-ADMINISTRATION AGREEMENT

This Addendum (the “Addendum”) to the Sub-Administration Agreement with respect to First American Funds Trust (the “Funds”), dated November 15, 2021 (the “Agreement”), is entered into by and between U.S. Bancorp Asset Management, Inc. (“USBAM”) and U.S. Bancorp Fund Services, LLC, d/b/a U.S. Bank Global Fund Services (the “Sub-Administrator”).

WHEREAS, Sub-Administrator and USBAM desire to modify the Agreement to add an additional optional service and the fees associated therewith; and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Services. Sub-Administrator shall provide one of the following supplemental digital board services to the Funds (the “Digital Board Services”) as USBAM may elect on behalf of the Funds as described below:

X	A.	Comprehensive Digital Services

i.	Full access to the premium version of Diligent’s board portal, including compilation and distribution of all board materials by Sub-Administrator.

B.	Light Digital Offering

i.	Compilation of all board materials by USBAM into a PDF stored on a OneDrive site to be accessed by the Funds’ board participants.

2.	Compensation. USBAM shall pay to Sub-Administrator fees for the Digital Board Services selected in accordance with the fee schedules as follows:

A.	Comprehensive Digital Services

Comprehensive Digital Services
Description	Annual Price[1] (USD)
Base Fee	$4,500
Per User Fee[2]	$500
Per Separate Committee[3] Fee	$500

1 Subject to an annual increase, provided that the annual increase will not exceed 4.5% through October 2025.

2 Per user fee applies to all users excluding any employee of Sub-Administrator.

3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

B.	Light Digital Offering

Light Digital Offering
Description	Annual Price[1] (USD)
Base Fee	$2,000

1 Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

3.	Selection of Services.

A.	Comprehensive Digital Services. The selection of Comprehensive Digital Services shall be binding on USBAM for one year, provided USBAM continues as administrator to the Funds for the duration of such one-year period. Following any one-year period of Comprehensive Digital Services, USBAM on behalf of the Funds may select (i) Comprehensive Digital Services for an additional one year period, (ii) the Light Digital Offering, or (iii) only the basic board services provided under the Agreement.

B.	Light Digital Offering. The selection of the Light Digital Offering shall be binding on USBAM for one quarter, provided USBAM continues as administrator to the Funds for the duration of such quarterly period. Following any quarter for which USBAM has selected the Light Digital Offering, USBAM on behalf of the Funds may select (i) Comprehensive Digital Services, (ii) the Light Digital Offering for an additional quarter, or (iii) only the basic board services provided under the Agreement.

4.	Third-Party Vendors.

A.	The Comprehensive Digital Services are reliant upon services provided by Diligent as a third-party vendor to Sub-Administrator, and if Sub-Administrator shall cease to have access to the Diligent services for any reason the obligations of the parties hereto with respect to the Comprehensive Digital Services shall immediately terminate without further liability.

B.	USBAM agrees that it shall, and it shall cause the Funds’ board participants and other users to, comply with any terms of use established by Diligent, applicable to the use of the services and the access to any Diligent portals or electronic sites.

C.	USBAM agrees that Sub-Administrator shall not be responsible or liable for any actions or inactions of Diligent or any other third-party vendor, for any lack of access to any Diligent portal or other electronic site, or for any errors, data loss, or other cyber-security event by Diligent, at or through a Diligent maintained electronic site, or at any other third-party vendor.

D.	SUB-ADMINISTRATOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR SUFFICIENCY OF ANY DATA OR OTHER INFORMATION PROVIDED THROUGH THE DILIGENT PORTALS, ANY DILIGENT ELECTRONIC SITE, OR OTHERWISE THROUGH THE COMPREHENSIVE DIGITAL SERVICES OR THE LIGHT DIGITAL OFFERING.

5.	Applicability and Effectiveness of Addendum. The Addendum, except as explicitly amended or supplemented hereby, shall continue in full force and effect and all terms thereof shall apply to the services provided hereunder and to the rights and responsibilities of the parties hereto with respect to such services.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Sub-Administration Agreement as of the date last written below by the undersigned duly authorized representatives.

U.S. BANCORP ASSET MANAGEMENT, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jill M. Stevenson	By:	/s/ Jason Hadler

Name:	Jill M. Stevenson	Name:	Jason Hadler

Title:	Head of Operations and	Title:	Senior VP
Mutual Funds Treasurer
Date:	11/27/2023	Date:	11/27/2023